Exhibit 11.1

Computation of Earnings (Loss) per Common Share


Three months ended March 31                                 1997        1996
                                                              $m          $m

Net income (loss)                                           35.0      (705.6)
Dividends on convertible redeemable preference shares          -        (0.1)
                                                            ----       -----
Adjusted net income (loss) available to common
   shareholders - primary earnings per common share         35.0      (705.7)
Liquid Yield Option Notes discount amortization (net of
   income taxes of $1.8 million)                             3.5           -
                                                            ----       -----
Adjusted net income available to common shareholders -
   fully diluted earnings per common share                  38.5           -
                                                            ====       =====

Three months ended March 31                                 1997        1996
                                                          Number      Number

Weighted average number of common shares in issue 140,261,102 135,840,581 Weighted average number of common stock equivalents in issue resulting from:
   - Executive share option schemes                    7,302,077             -
   - Republic warrant                                  1,530,299             -
                                                     -----------   -----------
Weighted average number of common shares in
   issue as used in the computation of primary
   earnings (loss) per common share                  149,093,478   135,840,581
Executive share option schemes                           795,860             -
Republic warrant                                       1,928,226             -
Assumed exchange of Liquid Yield Option Notes         21,896,054             -
                                                     -----------   -----------
Weighted average number of common shares in
  issue as used in the computation of fully
  diluted earnings per common share                  173,713,618             -
                                                     ===========   ===========

Three months ended March 31                                 1997        1996
                                                               $           $

Primary earnings (loss) per common share                    0.23       (5.20)
                                                            ====        =====
Fully diluted earnings per common share                     0.22           -
                                                            ====        =====

Notes
(i) A certain number of common stock equivalents resulting from the assumed exercise of executive share options are anti-dilutive in the calculation of primary and fully diluted earnings (loss) per common share in 1997 and 1996.

(ii) The effect on fully diluted earnings per common share resulting from the assumed exchange of Liquid Yield Option Notes is anti-dilutive in 1996. The effect on fully diluted earnings per common share resulting from the assumed conversion of convertible capital bonds and convertible redeemable preference shares is anti-dilutive in 1996.